SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2003

INCARA PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

0-27410	56-1924222
(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, NC 27709

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code 919-558-8688

This Report contains, in addition to historical information, statements by us with respect to expectations about our business and future results, which are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These statements and other statements made elsewhere by us or our representatives, which are identified or qualified by words such as “likely,” “will,” “suggests,” “expects,” “might,” “believe,” “could,” “should,” “may,” “estimates,” “potential,” “predict,” “continue,” “would,” “anticipates” or “plans,” or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated or suggested due to a number of factors, including those set forth herein, those set forth in our Annual Report on Form 10-K and in our other SEC filings, and risks associated with the need to conserve and obtain funds for operations, and the uncertainties of clinical trials, product development activities and scientific research. All forward-looking statements are based on information available as of the date hereof, and we do not assume any obligation to update such forward-looking statements.

Item 5.	Other Events and Regulation FD Disclosure

On July 29, 2003, Incara Pharmaceuticals Corporation (“Incara”) announced that it closed on a bridge financing loan facility of $3 million. The $3 million bridge loan is convertible at the option of the investors into common stock of an Incara subsidiary at $.10 per share and is secured by the assets of Incara. As part of the financing, Incara plans to combine with its subsidiary in a reorganizational merger. The merger will result in the conversion of the $3 million bridge loan into common stock of the merged company and conversion of Incara’s current Series B and Series C preferred stock into nonvoting common stock equivalent shares of the merged company. Incara common stock will be converted into common stock of the merged company and will continue to trade as Incara Pharmaceuticals Corporation. The merger is subject to the approval of Incara stockholders. In conjunction with the financing, the company and employees agreed that obligations for deferred employee salaries of $718,000 would be cancelled. Previously accrued bonuses of $520,000 will also be cancelled. The press release announcing this event is attached.

Item 7.	Financial Statements and Exhibits

(a) Exhibits

Exhibit 99.1	Press release issued July 29, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INCARA PHARMACEUTICALS CORPORATION

Date: July 29, 2003	By:	/s/ RICHARD W. REICHOW
Richard W. Reichow, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)